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                                                                    EXHIBIT 5.1


                         [PIPER & MARBURY LETTERHEAD]


                                April 10, 1997


American Communications Services, Inc.
131 National Business Parkway
Annapolis Junction, Maryland 20701

                  Re:    Registration Statement on Form SB-2

Dear Sirs:

        We have acted as counsel to American Communications Services, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 8,000,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company. All of the Shares are to be issued and sold by the Company.

        We are familiar with the Company's charter and by-laws and with the Registration Statement, and we have examined and relied upon such corporate records of the Company and other documents and certificates as to factual matters as we have deemed necessary or appropriate for the purpose of rendering the opinion expressed herein. We have assumed, without independent verification the genuineness of the signatures on and the authenticity of all documents furnished to us by the Company.

        Based upon the foregoing, we are of the opinion and advise you that the Shares to be sold by the Company have been duly authorized and, when issued and paid for in the manner contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included therein.



                                                Very truly yours,

                                                /s/ PIPER & MARBURY L.L.P.